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                                                                      EXHIBIT 21


                   SUBSIDIARIES OF INTERNET LAW LIBRARY, INC


Name                         State of Incorporation          Business Name
----                         ----------------------          -------------
National Law Library, Inc.           Texas            National Law Library, Inc.
New Planet Resources, Inc.          Delaware          New Planet Resources, Inc.